11960 Southwest 144th Street
Miami, Florida 33186
(305) 253-5099
www.noven.com

F O R            I M M E D I A T E            R E L E A S E

NOVEN ANNOUNCES 2005 FINANCIAL RESULTS

Noven Reports 2005 EPS of $0.42, Adjusted (Non-GAAP) EPS of $0.53

Novogyne’s Annual Net Income Increases 37% Over 2004

Miami, FL, March 7, 2006 — Noven Pharmaceuticals, Inc. (NASDAQ: NOVN), a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products, today announced financial results for the quarter and year ended December 31, 2005.

“The highlights of our results in 2005 included improvement in product sales of our hormone therapy patches, strong performance at our Novogyne joint venture, and progress made toward the commercialization of Daytrana™, our developmental methylphenidate patch licensed to Shire plc, including the receipt of an approvable letter from the FDA and the commencement of Daytrana™ inventory production,” said Robert C. Strauss, Noven’s President, CEO & Chairman. “We have submitted an amendment to the Daytrana™ New Drug Application which is intended to address the issues raised in the approvable letter. If we are successful in addressing these issues, this new ADHD therapy could establish a new source of revenue and income for Noven.”

Full Year Results
Noven’s net income for the year ended December 31, 2005 was $10.0 million (or $0.42 diluted earnings per share), compared to $11.2 million (or $0.46 diluted earnings per share) in 2004. Net income and diluted earnings per share for 2005 reflected (i) the impact of a $9.5 million charge to cost of products sold in the 2005 third quarter associated with the write-off of fentanyl pre-launch inventories, and a related $0.4 million charge in the 2005 fourth quarter for fentanyl inventory destruction; and (ii) the recognition in the 2005 fourth quarter of $5.7 million in deferred license revenues related to fentanyl (together, the “Fentanyl Items”). Excluding the Fentanyl Items and related tax effects, Noven’s net income in 2005 would have been $12.7 million (or $0.53 diluted earnings per share). A reconciliation of net income and earnings per share to net income and earnings per share as adjusted to exclude the Fentanyl Items is included in an attachment to this press release.

Noven’s net revenues for 2005 were $52.5 million, an increase of 14% compared to 2004. Product revenues increased 10% to $40.5 million. Contract and license revenues increased 34% to $12.1 million, primarily reflecting the recognition of fentanyl deferred license revenues, partially offset by the effect of $4.4 million in contract revenues earned in 2004 related to certain milestones achieved under our collaboration with P&G Pharmaceuticals.

As a result of the FDA’s decision in the third quarter of 2005 to not approve Noven’s developmental fentanyl patch, Noven and Endo Pharmaceuticals, Inc. (“Endo”) terminated those aspects of their collaboration agreements related to fentanyl in the quarter ended December 31, 2005 (the “current quarter”). With no further obligations or continuing involvement under those agreements related to fentanyl, Noven recognized the $5.7 million of fentanyl deferred license revenues in the current quarter. Noven is currently evaluating the feasibility of reformulating the fentanyl patch to address the FDA’s concerns, and has granted Endo a right of first negotiation with respect to any reformulated fentanyl patch that it may develop. Noven and Endo continue to proceed with other areas of their development collaboration that are unrelated to fentanyl.

Research and development expense in 2005 increased 39% to $13.2 million, primarily due to higher non-clinical development expenses related to development engineering for Daytrana™. Marketing, general and administrative expense decreased 2% from the prior year, reflecting lower professional fees related to compliance with the Sarbanes-Oxley Act of 2002 and other regulatory requirements.

Noven recognized $24.7 million in earnings from Novogyne Pharmaceuticals, the women’s health products company owned jointly by Noven and Novartis Pharmaceuticals Corporation, representing a 40% increase compared to 2004.

Novogyne’s 2005 net revenues increased 15% to $121.6 million, reflecting increased sales of Vivelle-Dot™ and lower sales and returns allowances. Novogyne’s selling, general and administrative expense was $35.6 million, largely unchanged from 2004. Novogyne’s net income for 2005 increased 37% to $57.8 million.

Total prescriptions for Vivelle-Dot™ increased 11% in 2005 compared to 2004, and total prescriptions for Novogyne’s products, taken as a whole, increased 4%. In 2005, Vivelle-Dot™ was the most dispensed transdermal estrogen therapy in the U.S. for the third consecutive year, holding a 44.6% share of that market at year end.

Fourth Quarter Results
Noven’s net income for the current quarter was $6.1 million (or $0.25 diluted earnings per share), compared to net income of $2.8 million (or $0.11 diluted earnings per share) in the quarter ended December 31, 2004 (the “2004 quarter”). As discussed above, net income and diluted earnings per share for the current quarter reflected (i) the recognition of $5.7 million in fentanyl deferred license revenues; and (ii) a $0.4 million charge for the destruction of fentanyl inventory (together, the “Fourth Quarter Fentanyl Items”). Excluding the Fourth Quarter Fentanyl Items and related tax effects, net income for the current quarter would have been $2.7 million (or $0.11 diluted earnings per share). A reconciliation of net income and earnings per share to net income and earnings per share as adjusted to exclude the Fourth Quarter Fentanyl Items is included in an attachment to this press release.

Noven’s net revenues for the current quarter were $16.8 million, a 32% increase from the $12.7 million reported in the 2004 quarter. Product revenues increased 18% to $9.5 million. Contract and license revenues increased 57% to $7.3 million, primarily due to the recognition of $5.7 million in fentanyl deferred license revenues in the current quarter, partially offset by the effect of $3.0 million in contract revenues earned in the 2004 quarter under our collaboration with P&G Pharmaceuticals.

Research and development expenses increased 67% to $3.5 million in the current quarter compared to the 2004 quarter, primarily due to higher non-clinical development expenses related to development engineering for Daytrana™. Marketing, general and administrative expense decreased 15% from the 2004 quarter, reflecting lower professional fees in the current quarter related to compliance with the Sarbanes-Oxley Act and other regulatory requirements.

Noven recognized $7.6 million in earnings from Novogyne in the current quarter, representing an approximate three-fold increase over the $2.5 million recognized in the 2004 quarter.

Current quarter net revenues at Novogyne increased 36% to $33.2 million, reflecting increased sales of Vivelle-Dot™ and decreased sales and returns allowances. Novogyne’s selling, general and administrative expense in the current quarter decreased 24% to $9.9 million, primarily reflecting higher expenses in the 2004 quarter related to promotional spending, insurance premiums and litigation accruals. Novogyne’s net income for the current quarter was $16.0 million, more than triple the $5.1 million reported in the 2004 quarter.

Total prescriptions for Vivelle-Dot™ increased 8% in the current quarter compared to the 2004 quarter, and total prescriptions for Novogyne’s products, taken as a whole, increased 4%.

Balance Sheet
At December 31, 2005, Noven had an aggregate $84.9 million in cash and cash equivalents and short-term investments. At December 31, 2004, Noven had $94.0 million in cash and cash equivalents and no short-term investments. Noven’s capital expenditures in 2005 were $13.7 million, a substantial portion of which related to the expansion of production capacity for future products. Noven expects capital spending to decrease significantly for full-year 2006 compared to 2005 levels.

Analyst Conference Call
A conference call with management relating to Noven’s financial results will be broadcast live via the Internet at www.noven.com beginning at 10:00 a.m. Eastern time this morning, March 7. Thereafter, a rebroadcast of the call will be accessible at the same website for at least two weeks. A taped replay of the conference call will be available from the afternoon of March 7 through March 9 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code number 286 and ID number 193251. The conference call will contain forward-looking information in addition to that contained in this press release.

Non-GAAP Financial Information
Under accounting principles generally accepted in the United States (“GAAP”), “net income” and “diluted earnings per share” include all charges for the periods reported. In addition to results determined in accordance with GAAP, Noven has provided net income and diluted earnings per share for (i) the year ended December 31, 2005, excluding the Fentanyl Items and related tax effects, and (ii) the quarter ended December 31, 2005, excluding the Fourth Quarter Fentanyl Items and related tax effects.

Management believes that presenting non-GAAP net income and diluted earnings per share under these circumstances is useful to investors in order to meaningfully evaluate Noven’s ongoing, underlying business and compare Noven’s financial results for the quarter and year ended December 31, 2005 to those in the prior periods based on comparable trends. For the same reasons, management uses these non-GAAP financial measures to evaluate Noven’s ongoing, underlying business. These measures should not be considered alternatives to measures computed in accordance with GAAP, nor should they be considered indicators of Noven’s overall financial performance.

Adjusted net income and adjusted earnings per share are limited by the fact that companies may not necessarily compute them in the same manner, thereby making these measures less useful than the same measures calculated in accordance with GAAP.

About Noven
Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven’s prescription patches are approved in over 30 countries, and a range of new patches are being developed in collaboration with Novartis Pharma AG, Shire plc, P&G Pharmaceuticals, Endo Pharmaceuticals Inc. and others. Together with Novartis Pharmaceuticals Corporation, Noven owns Novogyne Pharmaceuticals, a women’s health products company with over $120 million in annual sales. Among other products, Novogyne markets and sells Noven’s Vivelle-Dot™ product – the smallest estrogen patch in the world, and the most prescribed transdermal estrogen therapy in the U.S. Noven is committed to expanding the universe of available transdermal therapies for the benefit of patients, partners and shareholders. See www.noven.com for additional information.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. When used in this press release, the words “could,” “expect,” “intend,” “should,” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. By category, these risks and uncertainties include: Daytrana™ - the risk that Daytrana™ may not ultimately be approved; risks related to final product labeling, including the risk that warnings or limitations required by the FDA may adversely affect the commercial success of Daytrana™; risks related to post-marketing surveillance and studies; the risk of supply interruptions and other uncertainties relating to future DEA awards of methylphenidate procurement quota necessary for the production of Daytrana™; the risk that Noven may encounter production issues and/or inefficiencies in the process of manufacturing commercial quantities of Daytrana™, which could adversely affect the success of product launch and Noven’s results of operations; risks related to competition (including from other ADHD products marketed by Shire) and market acceptance of Daytrana™ that could adversely affect the commercial success of Daytrana™ and could, among other things, limit Noven’s right to receive the additional milestone payments under its agreement with Shire; the possibility that the market for methylphenidate products may be negatively affected by the outcome of the FDA’s ongoing inquiry into the possible side effects of ADHD medications, the FDA Drug Safety and Risk Management Advisory Committee’s recent recommendation that ADHD medications carry a “black-box” warning about possible cardiac events, a 2005 study by researchers at the M.D. Anderson Cancer Center that found adverse chromosomal effects on 12 children treated with oral methylphenidate, as well as ongoing public debate in the United States regarding the appropriateness of using methylphenidate and other medications to treat children with ADHD; Regulatory Matters - uncertainties related to the FDA’s discretion to approve or not approve a product; and the timing of any FDA approval for any of Noven’s products in development, which is outside Noven’s control and which may impact the success of product launch and market penetration; Noven’s Partners - the risk that Noven’s development partners may have different or conflicting priorities than Noven’s, which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products or to continue the development programs; the possibility that Noven’s development programs may not proceed on schedule or as expected, which could, among other things, prevent Noven from achieving milestone objectives and/or cause delays or cancellations of programs; the possibility that Noven’s current development priorities could render Noven unable to advance Noven’s other development projects or increase the cost of advancing those projects; Technology Matters - the possibility that Noven’s technologies may not be approvable or suitable for use in additional therapeutic categories, including those categories addressed through products developed with Noven’s development partners; Other Matters - the risk that Noven’s estimates of expected capital expenditures for 2006 could be incorrect or that such estimates may change. For additional information regarding these and other risks associated with this product and Noven’s business, readers should refer to Noven’s Annual Report on Form 10-K as well as other reports filed from time to time with the Securities and Exchange Commission.

Noven Pharmaceuticals, Inc.

Statements of Operations Data:
(amounts in thousands, except per	Three Months Ended		Twelve Months Ended
share amounts) (unaudited)	December 31,		December 31,

	2005	2004	2005	2004

Revenues:
Product revenues – Novogyne:
Product sales	$5,478	$3,740	$19,910	$18,798
Royalties	1,827	1,295	6,444	5,204

Total product revenues – Novogyne	7,305	5,035	26,354	24,002
Product revenues – third parties	2,209	3,041	14,097	12,869

Total product revenues	9,514	8,076	40,451	36,871
Contract and license revenues:
Contract	735	3,606	2,528	5,021
License	6,536	1,023	9,553	3,999

Contract and license revenues	7,271	4,629	12,081	9,020
Net revenues	16,785	12,705	52,532	45,891
Expenses:
Cost of products sold[1]	7,521	4,735	34,047	20,514
Research and development[1]	3,463	2,070	13,215	9,498
Marketing, general and administrative	4,434	5,247	16,915	17,271

Total expenses	15,418	12,052	64,177	47,283

Income (loss) from operations	1,367	653	(11,645)	(1,392)
Equity in earnings of Novogyne	7,561	2,544	24,655	17,641
Interest income, net	634	380	2,242	999

Income before income taxes	9,562	3,577	15,252	17,248
Provision for income taxes	3,500	823	5,280	6,024

Net income	$6,062	$2,754	$9,972	$11,224

Basic earnings per share	$0.26	$0.12	$0.42	$0.48

Diluted earnings per share	$0.25	$0.11	$0.42	$0.46

Weighted average number of common shares outstanding:
Basic	23,603	23,457	23,566	23,332

Diluted	23,861	24,187	23,981	24,305

	As Of
Balance Sheet Data:
(amounts in thousands) (unaudited)	December 31, 2005	December 31, 2004

Cash and cash equivalents	$66,964	$93,958
Short-term investments	17,900	—
Investment in Novogyne	23,243	26,233
Total assets	185,910	201,975
Deferred license revenues	23,655	39,085
Stockholders’ equity	140,621	129,039

(1) Cost of products sold has been revised in all periods to include certain amounts that were previously included in research and development expenses.

Noven Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Measures to GAAP

Statements of Operations Data:
(amounts in thousands, except per		Three Months Ended			Year Ended
share amounts) (unaudited)		December 31, 2005			December 31, 2005

	Non-GAAP[1]	Adjustments[1]	GAAP[2]	Non-GAAP[1]	Adjustments[1]	GAAP[2]

Revenues:
Total product revenues	$9,514		$9,514	$40,451		$40,451
Contract and license revenues:
Contract	735		735	2,528		2,528
License	882	5,654	6,536	3,899	5,654	9,553

Contract and license revenues	1,617	5,654	7,271	6,427	5,654	12,081
Net revenues	$11,131	5,654	$16,785	$46,878	5,654	$52,532
Expenses:
Cost of products sold[3]	7,079	442	7,521	24,130	9,917	34,047
Research and development[3]	3,463		3,463	13,215		13,215
Marketing, general and administrative	4,434		4,434	16,915		16,915

Total expenses	14,976	442	15,418	54,260	9,917	64,177

Income (loss) from operations	(3,845)	5,212	1,367	(7,382)	(4,263)	(11,645)
Equity in earnings of Novogyne	7,561		7,561	24,655		24,655
Interest income, net	634		634	2,242		2,242

Income (loss) before income taxes	4,350	5,212	9,562	19,515	(4,263)	15,252
Provision (benefit) for income taxes	1,674	1,826	3,500	6,830	(1,550)	5,280

Net income (loss)	$2,676	$3,386	$6,062	$12,685	$(2,713)	$9,972

Basic earnings (loss) per share	$0.11	$0.15	$0.26	$0.54	$(0.12)	$0.42

Diluted earnings (loss) per share	$0.11	$0.14	$0.25	$0.53	$(0.11)	$0.42

Weighted average number of common shares outstanding:
Basic	23,603		23,603	23,566		23,566

Diluted	23,861		23,861	23,981		23,981

(1) Non-GAAP amounts exclude adjustments associated with the earning and recognition of the remaining deferred license revenue as well as the write-off of pre-launch inventories related to Noven’s developmental fentanyl patch, net of applicable income taxes.
(2) Reflects operating results in accordance with accounting principles generally accepted in the United States (GAAP).
(3) Cost of products sold has been revised in all periods to include certain amounts that were previously included in research and development expenses.